                                  [NAFI LOGO]






Contact:      Stephen R. Veth
              Vice President, Secretary and General Counsel


                      NATIONAL AUTO FINANCE COMPANY, INC.
                 NAMES KEITH B. STEIN AS CHAIRMAN OF THE BOARD
                       AND WILLIAM G. MAGRO AS PRESIDENT
                          ----------------------------

                COMPANY SCHEDULES ANNUAL MEETING OF SHAREHOLDERS



JACKSONVILLE, Fla. (June 14, 1999) - National Auto Finance Company, Inc. (Nasdaq/OTC:NAFI) today announced that Keith B. Stein has been named Chairman of the Board, in addition to his role as Chief Executive Officer of the Company. Mr. Stein has been Vice Chairman since January 1997 and has held various positions with the Company since January 1995.

         NAFI also announced that is has promoted William G. Magro to President, in addition to his role as Chief Operating Officer. Mr. Magro has been Executive Vice President and COO of the Company since January 1998 and was President of the Company's Servicing Division, which was folded into the Company also in January 1998.

         In addition, the Company promoted Brent Wombolt to Senior Vice President-Operations and Originations, from Vice President, and Frank Florio to Vice President-Management Information Systems, from Assistant Vice President.

         The Company also announced that it has scheduled its annual meeting for the year ended December 31, 1998. Shareholders of record on August 2, 1999, will be entitled to vote at the annual meeting which will be held on September 14, 1999, at the law offices of Weil, Gotshal & Manges LLP in New York City.

         National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has active contractual relationships with approximately 775 dealers in 35 states.

                                     -END-